AMENDMENT TO EMPLOYMENT AGREEMENT

     This Amendment to Employment Agreement ("Amendment") is made and entered into as of the 6th day of January, 1998, by and between INTERFACE, INC. (the "Company") and JOHN H. WALKER
("Executive").

                      W I T N E S S E T H :

     WHEREAS, the Company and Executive did enter into that certain Employment Agreement dated as of April 1, 1997 (the
"Agreement"); and

     WHEREAS, the parties hereto desire to modify the Agreement in certain respects, as set forth in this Amendment.

     NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. All capitalized terms used in this Amendment, unless otherwise defined herein, shall have the same meanings ascribed to such terms in the Agreement.

     2. Section 5(c) of the Agreement is hereby amended to delete the first sentence thereof in its entirety and substitute the following in its place:

     If, prior to the end of the term of this Agreement, the Company terminates Executive's employment without "just cause" (as defined in Section 5(d) below), or if a "Voluntary Termination" occurs within 24 months following the date of a "Change in Control" (as such terms are defined in the Change in Control Agreement between Executive and Company) or within six months prior to the date of the Change in Control and is related to such Change in Control, Executive shall be entitled to receive, as damages payable as a result of, and arising from, the Company's breach of this Agreement, the compensation and benefits set forth in clauses (i) through (v) below.

     3. Section 5(c)(viii) of the Agreement is hereby deleted in its entirety and the following is substituted in its place:

          (viii) EFFECT OF OTHER TERMINATION EVENTS. If Executive is terminated for just cause (as defined in Section 5(d) below) prior to the end of the term of this Agreement, then Executive shall be entitled to no payment or compensation whatsoever from the Company under this Agreement, other than such salary, reimbursable expenses and other amounts as may properly be due Executive through Executive's last day of employment. If Executive voluntarily resigns from employment (other than a "Voluntary Termination" as defined in the Change in Control Agreement), or his employment is terminated due to Executive's disability or death (as defined in the Company's long-term disability plan or insurance policy), Executive shall be entitled to only (i) such salary, reimbursable expenses and other amounts as may be due Executive through Executive's last day of employment; (ii) an annual bonus for the year in which Executive's employment terminates, prorated through the last day of employment (the amount of said bonus to be determined by the Company based on the audited year-end financial results of the Company and paid promptly after such results are determined); and (iii) in the case of disability, such compensation as is provided by the Company's short and long-term disability plans or, in the case of death, such payments as are provided by its life insurance payment policy in effect for executives of Executive's level or pursuant to the terms of any separate agreement concerning split-dollar or similar life insurance; provided, however, Executive or Executive's estate, as the case may be, shall not by operation of this provision forfeit any rights in which Executive is vested at the time of Executive's disability or death (including, without limitation, the rights and benefits provided under applicable stock plans, retirement plans).

     4. Section 5(c)(ix) of the Agreement is hereby amended to delete the last sentence thereof in its entirety and substitute the following in its place:

     In the event Executive's employment is terminated without "just cause" (defined below), or a "Voluntary Termination" (as defined in the Change in Control Agreement) occurs, in either case within 24 months following the date of a "Change in Control" (as defined in the Change in Control Agreement) or within six months prior to the date of a Change in Control and is related to such Change in Control, the amounts payable to Executive under clauses (i) and (ii) above shall be paid in single lump sum payments determined in the same manner as provided in Sections 4(c)(i) and (ii) of the Change in Control Agreement.

     5.   Sections 7(a)(ii), 7(a)(iii), and 7(a)(vi) of the
Agreement are hereby amended to delete the words "expiration of this Agreement or" each time such words appear in said clauses.

     6. Item 10 (entitled "Grievance Procedure") of the Schedule to Employment Agreement is hereby amended to add the following sentence to such item: There are no collective agreements applicable to Executive or which affect Executive's terms of employment.

     7. Item 12 (entitled "Place of Work") of the Schedule to Employment Agreement is hereby amended to add the following sentence to such item: Executive may be relocated and may be required to work overseas for periods exceeding one month, but there currently are no particulars to be entered in this regard.

     8. The Agreement, as expressly modified by this Amendment, shall remain in full force and effect in accordance with its terms and continue to bind the parties.
     IN WITNESS WHEREOF, Executive has executed this Amendment, and the Company has caused this Amendment to be executed by a duly authorized representative, as of the date first set forth above.

                              INTERFACE, INC.


                              By: /s/ Ray C. Anderson
                              Title: Chairman and Chief Executive Officer


                              EXECUTIVE:

                              /s/ John H. Walker
                              John H. Walker